UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 1, 2005

DOMINION HOMES, INC.

(Exact name of registrant as specified in its charter)

Ohio	0-23270	31-1393233
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5000 Tuttle Crossing Boulevard, P.O. Box 5000, Dublin, Ohio	43016-5555
(Address of principal executive offices)	(Zip Code)

(614)356-5000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-14(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Effective February 1, 2005, Dominion Homes, Inc. (the “Company”), amended the Second Amended and Restated Credit Agreement (the “Amendment”), which evidences its Senior Unsecured Revolving Credit Facility (the “Facility”) to increase the Company’s permitted amount of inventory of speculative homes from $30,000,000 to $35,000,000 for the period beginning on December 31, 2004 and ending on June 29, 2005. No other changes were made to the Facility. The Facility terminates on May 31, 2007, unless extended by mutual agreement. The above description is qualified in its entirety by reference to the full text of the Amendment, a copy of which is attached hereto and incorporated by reference herein as Exhibit 10.1.

On February 2, 2005, the Board of Directors approved an employment agreement with Terrence R. Thomas, the Company’s Senior Vice President – Finance and Chief Financial Officer (the “Agreement”). The Agreement is for a three year term, and automatically extends on December 31 of each year for an additional three year period unless the Board of Directors has notified Mr. Thomas by such date of its decision not to extend the Agreement. Under the Agreement, Mr. Thomas’s initial base salary is $250,000, and may be increased during the term by the Compensation Committee of the Company’s Board of Directors. Mr. Thomas is also entitled to participate in the Company’s annual incentive compensation program and participate in such other programs and receive such other benefits as the Company may provide from time to time to actively employed, similarly situated executives of the Company. In the event that the Company terminates Mr. Thomas’s employment without cause (as defined in the Agreement) or Mr. Thomas terminates his employment with the Company for good reason (as defined in the Agreement), Mr. Thomas will be entitled to receive: (1) twelve months of his base salary in effect on the date of termination, (2) a pro rata award under the Company’s incentive compensation program, with proration based on service completed during the calendar year for which the award is determined, and (3) a lump sum cash payment equal to eighteen months of the premium applicable to Mr. Thomas on the date of termination for he and his family under the Company’s group health plan.

In addition, in the event that Mr. Thomas’s employment is terminated without cause or by Mr. Thomas for good reason within two years following a “change in control” of the Company, Mr. Thomas will be entitled to receive: (1) a single lump sum payment equivalent to two years’ annual base salary then in effect, (2) a pro rata award under the Company’s incentive compensation program, with proration based on service completed during the calendar year for which the award is determined, (3) a lump sum cash payment equal to eighteen months of the premium applicable to Mr. Thomas on the date of termination for he and his family under the Company’s group health plan, and (4) reimbursement of expenses related to executive outplacement services. For purposes of the Agreement, a “change in control” will be deemed to have occurred upon the happening of any of the following events:

•	Douglas G. Borror and David S. Borror both cease to be members of the Company’s Board of Directors;

•	any direct or indirect acquisition by a person or group, directly or indirectly, of the Company’s securities representing more than 40 percent of the combined voting power of the Company’s then outstanding securities; provided, however, that a “person” or “group” will not include:

•	the Company;

•	any entity under common control with the Company;

•	BRC Properties Inc. or any of its shareholders or members of the family of Donald A. Borror; or

•	any employee benefit plan of any entity described above;

•	the adoption or authorization by the Company’s shareholders of a definitive agreement for the merger or other business combination of the Company in which the Company’s shareholders will own less than 50 percent of the voting power in the surviving entity or for the sale or other disposition of all or substantially all of the Company’s assets; or

•	the adoption by the Company’s shareholders of a plan relating to the liquidation or dissolution of the Company.

The Agreement also includes a non-competition covenant effective for one year after Mr. Thomas’s termination.

The above description is qualified in its entirety by reference to the full text of the Agreement, a copy of which is attached hereto and incorporated by reference herein as Exhibit 10.2.

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit Number	Description
10.1	Amendment No. 2 to Second Amended and Restated Credit Agreement, effective as of February 1, 2005.

10.2	Employment Agreement with Terrence R. Thomas.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOMINION HOMES, INC.

By:	/s/ Terrence R. Thomas
Terrence R. Thomas, Senior Vice President – Finance and Chief Financial Officer

Date: February 7, 2005